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                                                                    EXHIBIT 10.1

March 30, 2006

Ms. Kimberly Samon
14595 Creek Club Drive
Alpharetta, GA  30004

Dear Kimberly:

Congratulations! On behalf of the Simmons Bedding Company it is a pleasure to confirm our offer of employment to you. The position is Senior Vice President - Human Resources, reporting to the Chairman & CEO, Charlie Eitel. Your anticipated start date is April 7, 2006. The semi-monthly salary for the position is $9,375 which equates to $225,000 annually. You are also eligible for participation in the firm's Management Bonus Plan (a copy of which is attached), with a target EBITDA and Sales Performance Based Bonus of 42.5% of your base salary with no cap.

Simmons agrees to issue you 10,000 shares of Class B stock, with vesting over four years which may be accelerated depending on our performance upon a change of control. These shares will be issued upon formal approval by the Board of Directors of the same. You will pay $0.01 per share as well as the taxes due on the difference between the then current fair market value of the shares as of the date of issuance and the $0.01 per share that you paid.

Simmons will provide you with three weeks of vacation per year and a car allowance of $750 per month. We will review the executive benefits package with you during your first few days of employment. These benefits will also include an executive physical, financial planning and we will apply for $1.0 million of term life insurance, convertible to whole and can be assumed by the associate. Eligibility for group insurance benefits commences on the first day of the month following employment. Based on a start date of April 7, 2006, your benefits eligibility will be May 1, 2006.

You will be eligible to start participating in our 401(k) plan at the first of the month after completing 12 weeks of service. Plan entry dates are the first of each month.

In addition to the benefits listed above, Simmons is offering you a one year severance agreement for a termination without cause, provided that you will not be entitled to such severance during the first six months of your employment unless you are terminated as a result of a change of control of the Company (as more clearly specified in the attached letter).

Per the Immigration Reform and Control Act of 1986, we are required to verify that you are a citizen of the United States or that you have the legal right to work in the United States. When you report to work, you will be asked to produce ORIGINAL documentation attesting to your status as noted on the attached list of acceptable documentation. These originals will be viewed and returned to you.

We hope that you will find the tools and opportunities to help customize your career and create your success. However, please note that employment with Simmons Bedding Company is not for a specified term and can be terminated by you or Simmons Bedding Company at any time for any reason, with or without cause or advance notice. This offer of employment is contingent on the successful completion of a background check and drug screen.

Please sign below to acknowledge the terms of this offer and return to Kristen McGuffey, Senior Vice President and General Counsel. You will also need to sign and return the Severance Letter Agreement attached.

We look forward to you joining our team and believe you will make an excellent contribution.

Sincerely,

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William S. Creekmuir
Executive Vice President and Chief Financial Officer

Attachments:
Management Bonus Plan
Severance Letter Agreement
Background Investigation Consent
Quest Diagnostics Patient Service Centers & Drug Screen Form
Flexible Spending Reimbursable Expenses
Simmons Employee Benefits

ACKNOWLEDGEMENT:

I accept the offer of Senior Vice President - Human Resources and the conditions explained in this letter.

/s/ Kimberly A. Samon
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Signature                                               Date